Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Function(x) Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 28, 2011, relating to the consolidated financial statements of Function(x) Inc. which is contained in that Prospectus.  We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York

April 4, 2012